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                                                                     EXHIBIT 5.1


                                                 HUNTON & WILLIAMS LLP
                                                 RIVERFRONT PLAZA, EAST TOWER
                                                 951 EAST BYRD STREET
                                                 RICHMOND, VIRGINIA 23219-4074

                                                 Tel   804 o 788 o 8200
                                                 Fax   804 o 788 o 8218


April 14, 2006

Board of Trustees
Windrose Medical Properties Trust
3502 Woodview Trace, Suite 210
Indianapolis, Indiana 46268

                        Windrose Medical Properties Trust
           Issuance of 2,645,000 Common Shares of Beneficial Interest

Ladies and Gentlemen:

     We have acted as special counsel to Windrose Medical Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with the issuance and sale of up to an aggregate of 2,645,000 of the Company's common shares of beneficial interest, $0.01 par value per share (the "Shares"). The Shares are issuable in connection with an underwritten public offering pursuant to the Company's Registration Statement on Form S-3, as amended (Registration No. 333-112183) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and an underwriting agreement, dated as of April 11, 2006 (the "Underwriting Agreement"), by and among the Company, Windrose Medical Properties, L.P. and Robert W. Baird & Co. Incorporated, as representative of the underwriters named therein.

     In connection with the foregoing, we have examined the following:

     (i) the Company's Articles of Amendment and Restatement of the Declaration of Trust filed with the State Department of Assessments and Taxation of the State of Maryland (the "SDAT") on August 6, 2002, as amended and supplemented, including the Company's Articles Supplementary filed with the SDAT on June 28, 2005, as certified by the SDAT on April 13, 2006 and by the Secretary of the Company on the date hereof (collectively, the "Charter");

     (ii) the Company's Amended and Restated Bylaws, as certified by the Secretary of the Company on the date hereof (the "Bylaws");

    (iii) the certificate of the SDAT as to the due formation, existence and good standing of the Company dated April 13, 2006; and


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Board of Trustees
Windrose Medical Properties Trust
April 14, 2006
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     (iv) the Unanimous Written Consent of the Board of Trustees of the Company
          dated January 23, 2004, the Action by Unanimous Written Consent of the Board of Trustees of the Company dated April 11, 2006 and the Action by Written Consent of the Pricing Committee of the Board of Trustees of the Company dated April 11, 2006, each as certified by the Secretary of the Company on the date hereof.

     For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures, (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of Documents by the Company and the validity, binding effect and enforceability thereof upon the Company) and (v) the Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

     We do not purport to express an opinion on any laws other than those of the Maryland REIT Law.

     Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that the issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company's Current Report on Form 8-K filed by the Company with the Commission on the date hereof and to the use of the name of our firm in the section entitled "Legal Matters" in the Company's final prospectus dated April 11, 2006, as filed by the Company with the Commission on April 12, 2006 pursuant to Rule 424(b) under the Securities Act. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.



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Board of Trustees
Windrose Medical Properties Trust
April 14, 2006
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     This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

                                   Very truly yours,

                                   /s/ Hunton & Williams LLP